Exhibit 99.1
News Release — For Immediate Release
Visteon Announces Preliminary Third Quarter Results
Highlights
•	Year-over-year sales to non-Ford customers increase by more than $100 million to nearly $1.5 billion

•	Year to date improvement in cash flow from operations

•	Transactions with Ford completed as of October 1; significant gain expected in fourth quarter
VAN BUREN TOWNSHIP, Mich., Nov. 8, 2005 – Visteon Corporation (NYSE:VC) today reported third quarter 2005 sales of $4.1 billion, down $15 million compared with the same period in 2004, as higher non-Ford sales of $108 million were offset by lower sales to Ford. Non-Ford sales for the quarter totaled 36 percent of total revenue, up three percentage points compared with the same period last year.
“During the third quarter we completed the definitive agreements with Ford and established Visteon Services, which now supports the approximately $7 billion of annual business Visteon transferred to Automotive Components Holdings, LLC on October 1,” said Mike Johnston, Visteon chairman and chief executive officer. “The sector continues to be difficult as production levels and commodity prices remain uncertain. However, with the successful completion of our discussions with Ford, Visteon is positioned for improved performance in 2006 and beyond. We remain focused on improving our operational results and cash flow generation.”
For the third quarter 2005, Visteon reported a net loss of $200 million or $1.58 per share, which includes $11 million or $0.09 per share of special charges for non-U.S. employee actions. This compares with a net loss of $1.4 billion or $11.48 per share for the third quarter 2004, which included $1.3 billion or $10.13 per share of special charges primarily related to deferred tax asset valuation allowances and asset impairments.
2005 Year-to-Date Results

For the first nine months of 2005, sales totaled $14.1 billion, up $133 million from the same period a year ago. Non-Ford sales of $5.0 billion increased $900 million or 22 percent year-over-year and represented 35 percent of total sales. Ford sales for the first nine months decreased 8 percent to $9.1 billion, primarily reflecting lower Ford production volumes and customer price reductions. Currency favorably impacted total sales by $318 million.
For the first nine months, Visteon reported a loss of $1.6 billion, or $12.73 per share. Included in these results are special charges of $1.2 billion or $9.49 per share. This compares with a loss of $1.4 billion or $11.16 per share for the first nine months of 2004. Included in last year’s results were $1.2 billion or $9.75 per share of after-tax special charges.

Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Name: Jim Fisher	Name: Derek Fiebig	One Village Center Drive
Phone: 734-710-5557	Phone: 734-710-5800	Van Buren Twp., Mich., 48111
E-mail: jfishe89@visteon.com	E-mail: dfiebig@visteon.com

The financial information presented is preliminary, unaudited and remains subject to change pending completion of the review processes of the company and its independent registered public accounting firm. As previously announced, Visteon’s Audit Committee, with the assistance of outside counsel, recently completed an independent review of the accounting for certain transactions originating in the company’s North American purchasing group. The Audit Committee, as well as management, determined that certain expenses for freight, raw materials and other supplier costs originating in North America were recorded in periods after Dec. 31, 2004, and should have been recorded in prior periods. Based on the results of this review, Visteon concluded that its financial statements for the years ended Dec. 31, 2004, 2003 and 2002 included in its 2004 Form 10-K (and the related 2004 Management Report on Internal Control Over Financial Reporting) should no longer be relied upon, and that restatements will be required for these periods. Visteon plans to complete its review of the proposed adjustments to facilitate the filing of restated quarterly and annual financial results for 2004, 2003 and 2002, to be included in an amended 2004 annual report on Form 10-K and quarterly reports on Form 10-Q for 2005, with the SEC in the fourth quarter of 2005; however, Visteon does not expect to file its Form 10-Q for the third quarter of 2005 prior to the Nov. 9 deadline. The reported amounts for prior periods reflect the preliminary adjustments resulting from these reviews to date.
Cash Flow and Debt
Cash flow from operating activities for the first nine months was $375 million, an improvement of more than $150 million from the same period in 2004. Cash payments related to capital expenditures were $400 million for the first nine months of the year, compared with $569 million for the same period in 2004, as a result of lower infrastructure spending and focused spending on the core electronics, interiors and climate products.
As of Sept. 30, 2005, Visteon had cash of $898 million and total borrowings of $1.955 billion. As of Dec. 31, 2004, Visteon had cash of $752 million and borrowings of $2.021 billion.
On Aug. 1, 2005, Visteon retired its $250 million of 7.95 percent bonds and announced it had drawn a total of $450 million on its primary revolving bank lines to fund the bond maturity and support seasonal working capital needs. As of Sept. 30, 2005, Visteon had $300 million outstanding on its primary revolving bank lines.
Ford Transaction
On Oct. 1, 2005, Visteon completed several transactions with Ford Motor Company that were designed to establish a more competitive structure for Visteon’s North American manufacturing operations and allow the company to further focus resources on core products. As a part of the transactions, Visteon transferred 23 North American facilities to Automotive Components Holdings, LLC (ACH), a Ford-managed business entity. Visteon received $311 million from Ford in payment for the transferred assets, subject to post-closing adjustments, which was used in part to repay the $250 million short-term secured loan received from Ford on Sept. 19. Visteon also terminated its arrangement to lease from Ford about 18,000 Ford-United Auto Workers hourly employees who work in these transferred facilities.
Visteon also launched a new organization to support the operation of ACH in areas such as manufacturing, customer support, product development, materials management/purchasing, quality, finance, human resources, information technology and facilities management. Approximately 5,000 salaried Visteon employees in North America currently support ACH, which reimburses Visteon for the costs of these employees.
Visteon expects to recognize a gain in the range of $1.7 to $1.8 billion in the fourth quarter of this year associated with the transaction. In the second quarter of this year Visteon recorded a charge of approximately $900 million related to the anticipated Ford transaction.

Restructuring Activities
The transaction with Ford provides Visteon with a total pool of $550 million for qualified restructuring and employee separation costs. Visteon continues to evaluate its overhead structure and is pursuing cost reduction opportunities with suppliers and service providers to rapidly reduce costs. Visteon has also identified over 20 underperforming or non-strategic facilities, primarily in North America and Western Europe, which require significant management focus to find long-term solutions for these sites.
“Clearly the restructuring of Visteon over the coming years is one of our top priorities,” said Johnston. “We continue to work on the development of our restructuring plan and will share additional information when practical. In addition to our restructuring actions, we remain focused on improving the day-to-day operations at Visteon.”
Outlook
As a result of the Ford transaction, Visteon expects its fourth quarter 2005 automotive and glass related sales to decrease approximately 40 percent as compared to fourth quarter 2004 sales of $4.7 billion, with more than half of these sales coming from non-Ford customers. Operating results for the fourth quarter are expected to be aided by the Ford transaction, a seasonal increase in fourth quarter production volumes and other cost reduction initiatives. However, commodity and customer pricing pressures combined with remaining legacy manufacturing and infrastructure costs will continue to pressure results. Based on these factors, Visteon expects to reduce its operating loss when compared to the 3rd quarter of 2005 but does not expect to achieve operating profitability or positive cash flow from operations in the fourth quarter.
Visteon is focused on its future and the actions necessary to restructure its operations in a challenging automotive environment and anticipates that its actions will lead to operating improvements in 2006. Visteon plans to discuss its perspective on the industry, as well as its plans and outlook for 2006 and beyond, in January.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 50,000 people.
# # #
Visteon news releases, photographs and product specification details are available at www.visteon.com
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our credit agreements; the company’s failure to make timely filings with the SEC; the financial distress of our suppliers; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2004). We assume no obligation to update these forward-looking statements.

VISTEON CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DATA
(unaudited)
(in millions, except per share amounts)

			2005
			over/(under)
	2005		Restated 2004
	Third	First Nine	Third	First Nine
	Quarter	Months	Quarter	Months
Sales
Ford and affiliates	$2,649	$9,126	$(123)	$(774)
Other customers	1,472	4,985	108	907

Total sales	$4,121	$14,111	$(15)	$133

Depreciation and amortization
Depreciation	$99	$403	$(53)	$(31)
Amortization	18	70	(9)	(10)

Total depreciation and amortization	$117	$473	$(62)	$(41)

Selling, administrative and other expenses	$239	$763	$14	$35

(Loss) before income taxes and minority interests	$(173)	$(1,536)	$296	$(1,149)

Net (loss)	$(200)	$(1,601)	$1,239	$(203)

Net (loss) per share
Basic and Diluted	$(1.58)	$(12.73)	$9.90	$(1.57)

Average shares outstanding
Basic and Diluted	126.2	125.8	0.9	0.5

Special charges
Included in costs of sales	$(11)	$(1,194)	$325	$(839)

Total pre-tax special charges	$(11)	$(1,194)	$325	$(839)

Special charges above, after-tax	$(11)	$(1,194)	$327	$(843)
Deferred tax asset valuation allowance	—	—	931	871

Total after-tax special charges	$(11)	$(1,194)	$1,258	$28

Special charges per share, based on average diluted shares outstanding above	$(0.09)	$(9.49)	$10.04	$0.26

Capital expenditures(1)	$125	$413	$(85)	$(163)

Cash (used in) provided by operating activities	$(130)	$375	$(5)	$152

Cash and borrowing (compared to December 2004 year-end)
Cash		$898		$146
Borrowing		1,955		(66)

1 – Includes amounts related to capital leases.

1

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended September 30, 2005 and 2004
(in millions, except per share amounts)

	Third Quarter		First Nine Months
	2005	2004	2005	2004
		(Restated)		(Restated)
	(unaudited)
Sales
Ford and affiliates	$2,649	$2,772	$9,126	$9,900
Other customers	1,472	1,364	4,985	4,078

Total sales	4,121	4,136	14,111	13,978

Costs and expenses
Costs of sales	4,025	4,366	14,808	13,603
Selling, administrative and other expenses	239	225	763	728

Total costs and expenses	4,264	4,591	15,571	14,331

Operating loss	(143)	(455)	(1,460)	(353)
Interest income	6	5	16	14
Debt extinguishment cost	—	—	—	11
Interest expense	44	28	114	75

Net interest expense and debt extinguishment cost	(38)	(23)	(98)	(72)
Equity in net income of affiliated companies	8	9	22	38

Loss before income taxes and minority interests	(173)	(469)	(1,536)	(387)
Provision for income taxes	21	963	41	983

Loss before minority interests	(194)	(1,432)	(1,577)	(1,370)
Minority interests in net income of subsidiaries	6	7	24	28

Net loss	$(200)	$(1,439)	$(1,601)	$(1,398)

Loss per share
Basic and Diluted	$(1.58)	$(11.48)	$(12.73)	$(11.16)

Cash dividends per share	$—	$0.06	$—	$0.18

2

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,	December 31,
	2005	2004
		(Restated)
	(unaudited)
Assets
Cash and cash equivalents	$898	$752
Accounts receivable — Ford and affiliates	1,131	1,255
Accounts receivable — other customers	1,196	1,285

Total receivables, net	2,327	2,540
Inventories	575	889
Deferred income taxes	35	37
Assets held for sale	329	—
Prepaid expenses and other current assets	235	212

Total current assets	4,399	4,430
Equity in net assets of affiliated companies	242	227
Net property	3,254	5,303
Deferred income taxes	136	129
Assets held for sale	623	—
Other assets	176	203

Total assets	$8,830	$10,292

Liabilities and Stockholders’ (Deficit) Equity
Trade payables	$2,333	$2,493
Accrued liabilities	989	894
Income taxes payable	8	27
Liabilities associated with assets held for sale	228	—
Debt payable within one year	433	508

Total current liabilities	3,991	3,922
Long-term debt	1,522	1,513
Postretirement benefits other than pensions	709	639
Postretirement benefits payable to Ford	94	2,135
Deferred income taxes	288	287
Liabilities associated with assets held for sale	2,448	—
Other liabilities	1,201	1,476

Total liabilities	10,253	9,972

Stockholders’ (Deficit) Equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 130 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,394	3,380
Accumulated other comprehensive (loss) income	(147)	5
Other	(30)	(26)
Accumulated deficit	(4,771)	(3,170)

Total stockholders’ (deficit) equity	(1,423)	320

Total liabilities and stockholders’ (deficit) equity	$8,830	$10,292

3

VISTEON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2005 and 2004
(in millions)

	First Nine Months
	2005	2004
		(Restated)
	(unaudited)
Cash and cash equivalents at January 1	$752	$953
Cash flows from operating activities
Net (loss)	(1,601)	(1,398)
Depreciation and amortization	473	514
Asset impairment charges	1,176	314
Earnings of affiliated companies less than dividends remitted	11	4
Sale of receivables	42	72
Changes in assets and liabilities:
Accounts receivable	61	(382)
Inventories	1	(122)
Accounts payable	(14)	156
Postretirement benefits other than pensions	219	147
Income taxes deferred and payable, net	(41)	911
Other assets and other liabilities	19	(21)
Other	29	28

Net cash provided by operating activities	375	223

Cash flows from investing activities
Capital expenditures	(400)	(569)
Acquisitions and investments in joint ventures	(20)	—
Inventory deposit on transferred business	311	—
Sales and maturities of securities	—	3
Other, including proceeds from asset disposals	39	18

Net cash used in investing activities	(70)	(548)

Cash flows from financing activities
Commercial paper repayments, net	—	(31)
Other short-term debt, net	191	(30)
Proceeds from issuance of other debt, net of issuance costs	40	548
Maturity/Repurchase of unsecured debt securities	(250)	(269)
Principal payments on other debt	(39)	(32)
Treasury stock activity	(2)	(11)
Cash dividends	—	(24)
Other, including book overdrafts	(76)	(48)

Net cash (used in) provided by financing activities	(136)	103

Effect of exchange rate changes on cash	(23)	(2)

Net increase (decrease) in cash and cash equivalents	146	(224)

Cash and cash equivalents at September 30	$898	$729

4